Exhibit 99.2

Ocean Power Technologies Signs U.S. Reseller Agreement with Grava Hydrographic Solutions LLC

Expands Access to OPT’s WAM-V® Unmanned Surface Vehicle Technology Across the United States

MONROE TOWNSHIP, NJ, April 10, 2025 – Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced the signing of a reseller agreement with Grava Hydrographic Solutions LLC (“Grava Hydro”), a U.S.-based specialist in hydrographic and oceanographic equipment integration and services.

Under the agreement, Grava Hydro will expand the availability, sales, and support of OPT’s Unmanned Surface Vehicles (USVs), the Wave Adaptive Modular Vessels (WAM-V®), throughout the United States.

Philipp Stratmann, CEO of Ocean Power Technologies, commented:

“Partnering with Grava Hydro represents a significant step in strengthening our domestic reseller network. Their expertise in hydrographic services and established customer relationships position them as an ideal partner to showcase and deploy our WAM-V technology in real-world environments.”

The agreement is part of OPT’s broader strategy to scale access to its marine robotics portfolio through trusted channel partners, delivering advanced capabilities for maritime data collection, survey operations, and coastal monitoring applications.

For more information about Ocean Power Technologies, please visit www.OceanPowerTechnologies.com. To learn more about Grava Hydrographic Solutions LLC, please visit www.GravaHydro.com.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI-capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® unmanned surface vehicles (USV’s) and marine robotics services. The Company’s headquarters is located in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the potential success with our new partner, Grava Hydrographic Solutions LLC (“Grava Hydro”), the delivery of customers services and the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com